Tim Wesley (412) 237-2250 x161

                  MK RAIL COMPLETES DEBT-REDUCTION TRANSACTION
                  BY REPAYING MORRISON KNUDSEN NOTE AT DISCOUNT

         PITTSBURGH, September 10, 1996 -- MK Rail Corporation (Nasdaq: MKRL) today completed a debt-reduction transaction by repaying a note owed to Morrison Knudsen Corporation (NYSE: MRN) at a discount to face value. In the transaction, MK Rail repaid $57.3 million of debt, including accrued interest, for $34.6 million.
         As a result of this debt repayment, non-core asset sales and MK Rail's improved cash flow from operations in 1996, the company will have reduced total debt from about $120 million at the beginning of the year to about $65 million by the end of the third quarter. During the same period, stockholders' equity will have increased from $94.5 million to about $115 million and book value per share of common stock will have increased from $5.38 to about $6.55. In addition, through the note repayment the company expects to reduce annual interest expense by about $1 million.
         "This debt-reduction transaction represents the final step in the turnaround plan that we articulated at the beginning of this year," said John C.
(Jack) Pope, the company's chairman. "MK Rail is now profitable and has a very strong balance sheet which should enable us to invest in the future growth of our businesses."
         In conjunction with the Morrison Knudsen note repayment, Morrison Knudsen expects to emerge from bankruptcy and merge with Washington Construction Inc. (NYSE: WAS). As part of its bankruptcy plan, Morrison Knudsen plans to distribute its 63 percent ownership of MK Rail stock, about 11.1 million shares, to its creditors and, in certain circumstances, its current stockholders.
                                    --MORE--



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MK RAIL COMPLETES DEBT-REDUCTION TRANSACTION...
         The stock distribution is expected to occur during the first week of October 1996, at which time Morrison Knudsen will no longer be an MK Rail stockholder.
         Also, Robert S. Miller Jr. will resign from the MK Rail Board of Directors, effective Sept. 11. Miller had been the chairman of Morrison Knudsen and will be the vice chairman of Morrison Knudsen following its merger with Washington Construction.
         MK Rail is a leader in the manufacturing and distribution of engineered locomotive components; provides locomotive fleet maintenance and overhauls; and manufactures switcher locomotives.
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